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                                                                      EXHIBIT 21

                    Subsidiaries of Mitcham Industries, Inc.

The following entities are wholly-owned subsidiaries of Mitcham Industries, Inc.

1.       Drilling Services, Inc., a Delaware corporation;

2.       Mitcham Canada Ltd., an Alberta corporation; and

3.       Seismic Asia Pacific Pty Ltd., an Australian corporation.